EVO Appoints James Faught as Chief Financial Officer

Phoenix, Arizona, August 30, 2023 – EVO Transportation & Energy Services, Inc. (“EVO”) (OTC: EVOA) today announced that James Faught has been named Chief Financial Officer, effective immediately.

From 2017 to 2022, Faught served at Yellow Corporation, which was a leading national LTL carrier, most recently as Chief Accounting Officer. Prior to Yellow, he was the Director of Financial Planning and Analysis at Safe Fleet, a provider of fleet safety solutions, and served in various roles at Watco Companies, Renewable Energy Group and Deloitte. Faught is a certified public accountant and holds a MS in Accounting from the University of Texas at Dallas and a BS in Accounting from the University of Texas at Arlington.

Michael Bayles, EVO’s Chief Executive Officer said, “EVO is excited to hire James Faught as its next Chief Financial Officer. James will continue to drive the transformation of EVO’s finance and accounting departments as we move towards a future equity uplisting and continue our evolution into a world class public trucking company. James will also be a key leader in helping develop and execute EVO’s new strategy of customer diversification and M&A. As EVO grows and adds other business outside of the USPS, James’s management experience in large public company environments will be invaluable.”

“I am thrilled to join EVO, a company that is focused on strategic growth, quality service and nationwide capabilities,” said Faught. “I look forward to working with the team during a pivotal point in EVO’s turnaround and to executing on the company’s priorities to accelerate growth.”

As Chief Financial Officer, Faught will oversee all financial reporting, treasury, accounting, planning and analysis functions for EVO.

About EVO

EVO is a dedicated trucking company whose primary customer is the United States Postal Service (USPS). With a fleet of over 900 power units and coast-to-coast operations, EVO’s operating philosophy is focused around providing high on-time service and an unrelenting commitment to safety. A roll-up of several legacy USPS suppliers, EVO’s strategy is now focused on customer diversification and M&A.

For more information, please visit www.evotransinc.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are based on EVO’s beliefs and assumptions and on information currently available to EVO on the date of this press release. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipate,”

“will,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan” and similar expressions and the negatives of those terms. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause EVO’s actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. Except as required by law, EVO assumes no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future. Further information on factors that could cause EVO’s actual results to differ materially from the results anticipated by EVO’s forward-looking statements is included in the reports EVO has filed with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2021. All information provided in this press release is as of the date hereof, and EVO undertakes no duty to update this information unless required by law.

Contact Information:

Michael Bayles
Chief Executive Officer
michael.bayles@evotransinc.com
2075 W. Pinnacle Peak Road, Suite 130
Phoenix, AZ 85027